Exhibit 24.1

Authorization and Designation to Sign and File Section 16(a) Reporting Forms

Each of the undersigned does hereby authorize and designate Graham Tuckwell and Mark Weeks, as the undersigned’s true and lawful attorney(s)-in-fact (i) to sign and file on the undersigned’s behalf any and all Forms 3, 4 and 5 relating to equity securities of WisdomTree Investments, Inc. (the “Corporation”) pursuant to the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder (“Section 16(a)”), and (ii) to take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney(s) in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney(s)-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney(s)-in-fact may approve in such attorney-in-fact’s discretion. This Power of Attorney, unless earlier revoked by the undersigned in writing, shall be valid until the undersigned’s reporting obligations under Section 16(a) with respect to equity securities of the Corporation shall cease. Each of the undersigned acknowledges that the foregoing attorney(s)-in-fact, in serving in such capacity at the request of the undersigned, are not assuming the undersigned’s or the Corporation’s responsibilities to comply with Section 16(a).

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the 19th day of August,2020.

ETFS Capital Limited

By: /s/ Mark Weeks
 Name: Marks Weeks
 Title: Director

GRAHAM TUCKWELL

/s/ Graham Tuckwell
     Signature